Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated March 26, 2016 on our audit related to the financial statements of 20/20 GeneSystems, Inc. as of December 31, 2015 and the related statements of operations, stockholders’ equity, and cash flows for the period then ended, and the related notes to the financial statements.

Very truly yours,

/s/ Snyder Cohn, PC
SNYDER COHN, PC
North Bethesda, Maryland
March 9, 2018